Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We have issued our report dated April 30, 2014 with respect to the consolidated financial statements of Great Florida Bank and Subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ MORRISON, BROWN, ARGIZ & FARRA, LLC

Miami, Florida

June 20, 2014